Exhibit 99.1

GLOBAL CROSSING COMPLETES PRIVATE OFFERING OF

$150 MILLION OF ITS 9% SENIOR NOTES DUE 2019 AND CALLS FOR REDEMPTION ALL $144

MILLION OF ITS 5% CONVERTIBLE SENIOR NOTES DUE 2011

FOR IMMEDIATE RELEASE: November 16, 2010

Florham Park, N.J. – Global Crossing Limited (NASDAQ: GLBC) announced today that it has completed its previously announced offering of $150 million in aggregate principal amount of its 9% senior notes due 2019 (the “Notes”) in a private offering to qualified institutional buyers in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

Global Crossing intends to use net proceeds of the offering to refinance Global Crossing Limited’s 5% Convertible Senior Notes due 2011 and to pay related premium, fees and expenses. In addition, today Global Crossing called for redemption all $144 million of such 5% Convertible Senior Notes outstanding, which in accordance with the applicable indenture are being redeemed at 101% of principal amount. The redemption date is December 16, 2010.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects approximately 400 cities in approximately 45 countries worldwide, and delivers services to more than 700 cities in more than 70 countries and six continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide. The company offers a full range of data, voice and security products to approximately 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs. Please visit www.globalcrossing.com or blogs.globalcrossing.com/ for more information about Global Crossing.

Statements in this press release about expected future events are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Mark Gottlieb

+ 1 800 836 0342

glbc@globalcrossing.com

Antonio Suarez

+1 973 937 0233

Antonio.Suarez@globalcrossing.com